June 2014

Pricing Sheet dated June 30, 2014 relating to

Amendment no. 1 dated June 4, 2014 to Preliminary Terms No. 147 dated May 30, 2014

Registration Statement No. 333-177923

Filed pursuant to Rule 433

Structured Investments

Opportunities in International Equities

Dual Directional Trigger PLUS Based on the Value of the EURO STOXX 50® Index due January 7, 2020

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

PRICING TERMS — JUNE 30, 2014
Issuer:	JPMorgan Chase & Co.
Maturity date:	January 7, 2020, subject to adjustment for certain market disruption events and as described under “Description of PLUS — Payment at Maturity” in the accompanying product supplement no. MS-1-III
Underlying index:	EURO STOXX 50® Index
Aggregate principal amount:	$13,080,150
Payment at maturity:	If the final index value is greater than the initial index value, for each $10 stated principal amount Trigger PLUS:
$10 + leveraged upside payment
If the final index value is less than or equal to the initial index value but is greater than or equal to the trigger level, for each $10 stated principal amount Trigger PLUS:
$10 + ($10 × absolute index return)
In this scenario, you will receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying index. In no event will this amount exceed the stated principal amount plus $3.50.
If the final index value is less than the trigger level, for each $10 stated principal amount Trigger PLUS:
$10 × index performance factor
This amount will be less than the stated principal amount of $10 per Trigger PLUS and will represent a loss of at least 35%, and possibly all, of your investment.
Leveraged upside payment:	$10 × leverage factor × index percent change
Index percent change:	(final index value – initial index value) / initial index value
Absolute index return:	The absolute value of the index percent change. For example, a -5% index percent change will result in a +5% absolute index return.
Initial index value:	The index closing value of the underlying index on the pricing date, which was 3,228.24
Final index value:	The index closing value of the underlying index on the valuation date
Trigger level:	2,098.356, which is 65% of the initial index value
Valuation date:	January 2, 2020, subject to adjustment for non-trading days or certain market disruption events and as described under “Description of PLUS — Postponement of a Determination Date” in the accompanying product supplement no. MS-1-III
Leverage factor:	120%
Index performance factor:	final index value / initial index value
Stated principal amount:	$10 per Trigger PLUS
Issue price:	$10 per Trigger PLUS (see “Commissions and issue price” below)
Pricing date:	June 30, 2014
Original issue date (settlement date):	July 3, 2014
CUSIP / ISIN:	48127F244 / US48127F2442
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to Public(1)	Fees and Commissions(2)(3)	Proceeds to Issuer
Per Trigger PLUS	$10.00	$0.35	$9.65
Total	$13,080,150.00	$457,805.25	$12,622,344.75
(1)	See “Additional Information about the Trigger PLUS — Use of proceeds and hedging” in the accompanying preliminary terms for information about the components of the price to public of the Trigger PLUS.
(2)	The actual price to public and commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Trigger PLUS purchased by that investor. The lowest price payable by an investor is $9.900 per Trigger PLUS. Please see “Syndicate Information” in the accompanying preliminary terms for further details.
(3)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $0.35 per $10 stated principal amount Trigger PLUS it receives from us to Morgan Stanley Smith Barney LLC. See “Underwriting (Conflicts of Interest)” beginning on page PS-69 of the accompanying product supplement no. MS-1-III.

The estimated value of the Trigger PLUS on the pricing date as determined by JPMS was $9.501 per $10 stated principal amount Trigger PLUS. See “Additional Information about the Trigger PLUS — JPMS’s estimated value of the Trigger PLUS” in the accompanying preliminary terms for additional information.

The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement no. ms-1-III, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Trigger PLUS” in the accompanying preliminary terms.

Amendment no. 1 dated June 4, 2014 to preliminary terms no. 147 dated May 30, 2014: http://www.sec.gov/Archives/edgar/data/19617/000095010314003956/dp46962_fwp-pt147a.htm

Product supplement no. MS-1-III dated March 18, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214002102/e57956_424b2.pdf

Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.